Exhibit 99.1

EXTERRAN HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

INTRODUCTION

On July 2, 2013, Exterran Holdings, Inc. (“our”, “we”, or “us”) completed the sale of our contract operations and aftermarket services businesses in Canada (“Canadian Operations”) to Ironline Compression Holdings LLC (“Ironline”), an affiliate of Staple Street Capital L.L.C. The Canadian Operations own and maintain a fleet of approximately 190 natural gas compressor units and provide a full range of services to support customer needs, including parts sales and maintenance, repair and overhaul services on customers-owned equipment. We received the following consideration for the sale of the Canadian Operations (specified in either U.S. Dollars (“$”) or Canadian Dollars (“CDN$”)): (i) cash proceeds of $11.9 million, net of transaction expenses and subject to adjustment upon the final determination of the balance in accounts receivable of the Canadian Operations at June 30, 2013, (ii) a note receivable of CDN$6.6 million, subject to adjustment upon the final determination of the balances in certain components of current assets and current liabilities of the Canadian Operations at June 30, 2013, (iii) contingent consideration of CDN$5.0 million based upon the Canadian Operations reaching a specified performance threshold prior to December 31, 2016 and (iv) a potential tax refund related to the Canadian Operations of CDN$1.6 million if such amounts are received by the Canadian Operations. Consideration received from this transaction contain certain estimates that once settled could result in a different transaction value. Such estimates made are based on the most recent data available at the time of this filing.

The unaudited pro forma condensed consolidated balance sheet as of March 31, 2013 is presented as if the sale of the Canadian Operations had occurred on March 31, 2013. Because the Canadian Operations have been previously presented as discontinued operations in our consolidated statements of operations and the sale of the Canadian Operations did not impact income (loss) from continuing operations, unaudited pro forma condensed consolidated statements of operations for the three months ended March 31, 2013 and the year ended December 31, 2012 have not been presented.

The unaudited pro forma condensed consolidated balance sheet was derived by adjusting our historical financial statements. The adjustments are based on currently available information and certain estimates and assumptions and, therefore, the actual adjustments may differ from the pro forma adjustments. Management believes that the adjustments provide a reasonable basis for presenting the significant effects of the transaction. The unaudited pro forma condensed consolidated balance sheet does not purport to present our financial position had the sale of the Canadian Operations actually been completed as of the date indicated.

EXTERRAN HOLDINGS, INC.

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

As of March 31, 2013

(In thousands, except par value and share amounts)

	As	Pro Forma
	Reported	Adjustments		Pro Forma
ASSETS

Current assets:
Cash and cash equivalents	$33,198	$11,890	(a)	$45,088
Restricted cash	1,283	—		1,283
Accounts receivable, net of allowance of $13,136	457,363	—		457,363
Inventory, net	430,862	—		430,862
Costs and estimated earnings in excess of billings on uncompleted contracts	201,396	—		201,396
Current deferred income taxes	82,459	—		82,459
Other current assets	94,532	1,009	(b)	95,541
Current assets associated with discontinued operations	20,994	(20,833	)(c)	161
Total current assets	1,322,087	(7,934)		1,314,153
Property, plant and equipment, net	2,859,422	—		2,859,422
Intangible and other assets, net	181,246	6,662	(d)	187,908
Long-term assets associated with discontinued operations	297	(297	)(c)	—
Total assets	$4,363,052	$(1,569)		$4,361,483

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable, trade	$267,060	$—		$267,060
Accrued liabilities	266,487	—		266,487
Deferred revenue	96,953	—		96,953
Billings on uncompleted contracts in excess of costs and estimated earnings	142,141	—		142,141
Current liabilities associated with discontinued operations	9,782	(6,857	)(c)	2,925
Total current liabilities	782,423	(6,857)		775,566
Long-term debt	1,629,654	—		1,629,654
Deferred income taxes	136,649	588	(e)	137,237
Other long-term liabilities	83,438	—		83,438
Long-term liabilities associated with discontinued operations	933	(593	)(c)	340
Total liabilities	2,633,097	(6,862)		2,626,235
Commitments and contingencies
Equity:
Preferred stock, $0.01 par value per share; 50,000,000 shares authorized; zero issued	—	—		—
Common stock, $0.01 par value per share; 250,000,000 shares authorized; 72,198,737 shares issued	722	—		722
Additional paid-in capital	3,751,992	—		3,751,992
Accumulated other comprehensive income	18,466	4,292	(f)	22,758
Accumulated deficit	(1,997,203)	1,001	(g)	(1,996,202)
Treasury stock — 6,512,647 common shares, at cost	(212,727)	—		(212,727)
Total Exterran stockholders’ equity	1,561,250	5,293		1,566,543
Noncontrolling interest	168,705	—		168,705
Total equity	1,729,955	5,293		1,735,248
Total liabilities and equity	$4,363,052	$(1,569)		$4,361,483

The accompanying notes are an integral part of the unaudited pro forma condensed consolidated balance sheet.

EXTERRAN HOLDINGS, INC.

NOTES TO UNAUDITED PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET

1. Basis of Presentation

The historical financial information is derived from our consolidated financial statements as contained in our Quarterly Report on Form 10-Q for the period ended March 31, 2013. The unaudited pro forma condensed consolidated balance sheet as of March 31, 2013 is presented as if the sale of the Canadian Operations had occurred on March 31, 2013. Management believes that the assumptions used and adjustments made in preparation of the unaudited condensed consolidated balance sheet are reasonable under the circumstances and given the information available.

2. Pro Forma Adjustments and Assumptions

The following pro forma adjustments are included in the unaudited pro forma condensed consolidated balance sheet:

(a) Represents the estimated cash proceeds received from the sale of the Canadian Operations, net of transaction expenses.

(b) Represents the fair value of certain tax refunds included in the assets sold that are reimbursable to us upon collection from the taxing authorities by the Canadian Operations.

(c) Represents the removal of the assets and liabilities, previously presented as discontinued operations, which were included in the sale of the Canadian Operations.

(d) Represents the estimated fair value of a note receivable from Ironline of $5.4 million, which includes an increase for an estimated working capital adjustment, and the estimated fair value of a contingent receivable due from Ironline upon the Canadian Operations reaching a specified performance threshold prior to the year ended December 31, 2016 of $1.3 million.

(e) Represents an effective tax rate of 37% applied to the difference between the estimated consideration received and book value of the assets and liabilities sold.

(f) Represents the write-off of previously recognized foreign currency translation adjustments related to the assets and liabilities that were included in the sale.

(g) Represents the difference between the estimated consideration received and book value of the assets and liabilities sold.